Exhibit 2.1.1

CERTIFICATE OF INCORPORATION

OF

KINDERHOOK BANK CORP.

(Under Section 402 of the Business Corporation Law)

The undersigned incorporator, a natural person over the age of eighteen years, in order to form a corporation under the Business Corporation Law of the State of New York, certifies as follows:

FIRST: Name. The name of the corporation is Kinderhook Bank Corp. (the “Corporation”).

SECOND: Purposes. Subject to any limitation provided in the Business Corporation Law or any other statute of the State of New York, and except as otherwise specifically provided in this Certificate, the purpose for which the Corporation is formed is: to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law, provided, however, that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: Office. The office of the Corporation is to be located in Columbia County, State of New York.

FOURTH: Number of Shares. The aggregate number of shares which the Corporation shall have authority to issue is: Two Hundred Fifty Thousand (250,000) shares, all of which shall be common shares with a par value of Ten Dollars ($10.00) per share.

FIFTH: Designation of Secretary of State: Mailing Address. The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon the Secretary is:

Kinderhook Bank Corp.
One Hudson Street
Kinderhook, NY 12106
Attn: President

SIXTH: Preemptive Rights. No holder of shares of any class or of any series of any class of the Corporation shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

SEVENTH: Directors: Election and Classification. The Board of Directors shall be divided into three (3) classes. The number of directors of the first class shall equal one-third (1/3) of the total number of directors as determined in the manner provided in the Bylaws, with fractional remainders to count as one (1); the number of directors of the second class shall equal one-third (1/3) of said total number of directors (or the nearest whole number thereto); and the number of directors of the third class shall equal the total number of directors minus the aggregate number of directors of the first and second classes. At the election of the first Board of Directors, the class of each of the members then elected shall be designated. The term of office of each member then designated as a director of the first class shall expire at the annual meeting of the stockholders next ensuing, that of each member then designated as a director of the second class at the annual meeting of stockholders one (1) year thereafter, and that of each member then designated as a director of the third class at the annual meeting of shareholders two (2) years thereafter. At each annual meeting of stockholders held after the election and classification of the first Board of Directors, directors shall be elected for a full term of three (3) years to succeed those members whose terms then expire. Any or all of the directors of any class may be removed without cause only upon the affirmative vote of holders of not less than eighty-five percent (85%) of the shares entitled to vote generally in the election of directors.

EIGHTH: Opposition of Tender (or Other) Offer.

(a)          The Board of Directors may, if it deems advisable, oppose a tender or other offer for the Corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant issue. By way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation’s securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(1)         whether the offer price is acceptable based on the historical, present, or projected operating results or financial condition of the Corporation;

(2)         whether a more favorable price could be obtained for the Corporation’s securities in the future;

(3)         the social and economic effects of the offer or transaction on the Corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which the Corporation and any of its subsidiaries operate or are located;

(4)         the reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation’s stock;

(5)         the value of the securities (if any) which the offeror is offering in exchange for the Corporation’s securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered;

(6)         the business and financial condition and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such elements of the communities in which the Corporation and any of its subsidiaries operate or are located; and

(7)         any antitrust or other legal and regulatory issues that are raised by the offer.

(b)          If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock of the Corporation or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

NINTH: Business Combinations.

(a)          Except as otherwise expressly provided in paragraph (b) of this Article, a Business Combination (as defined below) shall require the affirmative vote of not less than eighty-five percent (85%) of the votes entitled to be cast by the holders of all then outstanding shares of common stock of the Corporation (“Common Stock”).

(b)          The provisions of paragraph (a) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, if all of the conditions specified in paragraphs (b)(1) and (b )(2) are met.

(1)         The Business Combination shall have been approved by sixty-six and two-thirds percent (66-2/3%) or more of the Continuing Directors (as defined below) whether such approval is given prior to or subsequent to the acquisition of beneficial ownership of the Common Stock that caused the Interested Shareholder (as defined below) to become an Interested Shareholder.

(2)         a.            The aggregate amount of cash, and the Fair Market Value (as defined below) of consideration other than cash, as of the date of the consummation of the Business Combination, to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher amount of (i) the highest per share price paid by or on behalf of the Interested Shareholder for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”), or (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”).

b.           The consideration to be received by holders of outstanding Common Stock shall be in cash or in the same form as previously was paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such Common Stock. If the consideration so paid for shares of Common Stock varied as to form, the form of consideration for such Common Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such Common Stock previously acquired by the Interested Shareholder.

c.           After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination (i) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (ii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iii) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Common Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder’s percentage of beneficial ownership of any Common Stock.

d.           After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

e.           Such Interested Shareholder shall not have made any major change in the Corporation’s business or equity capital structure without the approval of a majority of the Continuing Directors.

(c)          For the purposes of this Article:

(1)         The term “Affiliate” shall mean a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

(2)         The term “Associate” of a person shall mean:

a.           any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities;

b.           any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

c.           any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.

(3)         A person shall be a “beneficial owner” of any Common Stock that:

a.           such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

b.           such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

c.           are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

(4)         The term “Business Combination” shall mean:

a.           any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Shareholder;

b.           any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets or securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $3,000,000 or more;

c.           the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;

d.           any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

e.           any agreement, contract or other arrangement providing for anyone or more of the actions specified in the foregoing clauses (a) to (d).

(5)         The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation (the “Board”), while such person is a member of the Board, who is not an Affiliate or Associate or representative of an Interested Shareholder and who was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Shareholder and who is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

(6)         The term “Fair Market Value” shall mean:

a.           in the case of cash, the amount of such cash;

b.           in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and

c.           in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

(7)         The term “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee or fiduciary of such plan when acting in such capacity) who:

a.           is the beneficial owner of Common Stock representing three percent or more of the votes entitled to be cast by the holders of all the outstanding shares of Common Stock within the last three years;

b.           is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Common Stock representing three percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock within the last three years; or

c.           is an assignee of or has otherwise succeeded to any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(8)         The term “person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Common Stock.

(9)         The term “Subsidiary” shall mean any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (c )(7), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

(10)       In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in the context of paragraphs 9(b)(2)(a) and 9(b)(2)(b) shall include the shares of Common Stock and/or the shares of any other class or series of capital stock of the Corporation retained by the holders of such shares.

(d)          The Board shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry:

(1)         whether a person is an Interested Shareholder;

(2)         the number of shares of Common Stock or other securities beneficially owned by any person;

(3)         whether a person is an Affiliate or Associate of another person; and

(4)         whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $3,000,000 or more.

Any such determination made in good faith shall be binding and conclusive on all parties.

(e)          Nothing contained in this Article shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

(f)           The fact that any Business Combination complies with the provisions of paragraph 9(b) of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

TENTH: Director Liability. Directors of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages because of their breach of duty as directors unless such liability is based upon a judgment or other final adjudication adverse to the director which establishes (i) that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or (ill) that the director’s acts violated Section 719 of the New York Business Corporation Law. If the New York Business Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of the Corporation, in addition to the limitation on personal liability established by this Certificate, shall be further limited to the fullest extent permitted by the amended New York Business Corporation Law.

ELEVENTH: Amendments to Articles. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of not less than eighty-five percent (85%) of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles 6, 7, 8, 9, 10, and 11; provided, however, that this Article shall not apply to, and such eighty-five percent (85%) vote shall not be required for, any amendment, repeal or adoption approved by sixty-six and two thirds percent (66-2/3%) of the Board, if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of paragraph (c)(5) of Article 9.

IN WITNESS WHEREOF, the undersigned incorporator subscribes this Certificate and confirms it as true under the penalties of perjury on this 14th day of November, 1996.

/s/ George J. Getman
George J. Getman

AMENDMENTS TO THE

CERTIFICATE OF INCORPORATION

April 28, 1998 – The Company’s Certificate of Incorporation is amended to adjust the par value of the Company’s Common Stock from $10.00 per share to $2.50 per share in connection with a 4 for 1 stock split. (46,643 shares voted for, 5 against)

July 23, 2003 – The Company’s Certificate of Incorporation is amended to increase the number of authorized shares of Common Stock to 1,000,000 shares and to change the par value of the shares in connection with a 3 for 1 split. (157,315 shares voted for, 6,957 against)

July 24, 2004 – The Company’s Certificate of Incorporation is amended to authorize the issuance of 100,000 shares of $25 par value preferred stock. (356,868.5866 shares voted for, 116,401.0347 against, 20,184.1465 abstained).

July 21, 2009 – Certificate of Amendment of the Certificate of Incorporation. Amended by adding to the end of Part B, Series A Convertible Preferred Stock.

June 24, 2010 – The Company’s Certificate of Incorporation is amended to increase the number of authorized shares of Common Stock, par value $0.83 per shares, from 1,000,000 shares to 2,000,000 shares.

October 22, 2013 – The Company’s Certificate of Incorporation is amended to comply with the amendments approved by a majority of the Shareholders of the Series A Preferred Stock of the Bank for the reasons set forth in the letter to Series A Preferred Shareholders, dated July 29, 2013. (One-time dividend premium equal to six percent (6%) declared and paid to all July 29, 2013 shareholders of record of Series A Preferred Stock). Paragraph Fourth of the Certificate of Incorporation is amended to change the payment of dividends to non-cumulative, remove the right to a class vote on the redemption of stock, and revise the definition of conversion price of Series A Preferred Stock. No other change is made to Paragraph Fourth of the Certificate of Incorporation.

April 4, 2014 – The Company’s Certificate of Incorporation is amended to comply with the adoption of a resolution on April 3, 2014, by the Board of Directors of Kinderhook Bank Corp., providing for the issuance of a series of Preferred Stock designated as “Series C Convertible Preferred Stock” and fixing and stating the voting powers and designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series C Convertible Preferred Stock.